ACKNOWLEDGEMENT OF ASSIGNMENT AND ASSUMPTION

THIS ACKNOWLEDGEMENT OF ASSIGNMENT AND ASSUMPTION ("Agreement"), dated as of September 10, 2013, is made by and between CNI Charter Funds (the "Trust") and City National Rochdale, LLC ("Assignee") with reference to the following Recitals:

a.
City National Asset Management, Inc. ("Assignor") serves as the investment manager to certain, series of the Trust, and various sub-advisors serve as sub-advisors to the Trust, and Assignor provides other services to the Trust pursuant to the Agreements with the Trust, listed on Exhibit A hereto (including any other agreements between Assignor and the Trust that are not listed on Exhibit A, the "Agreements");

b.
Assignor and its affiliates have entered into a number of simultaneous transactions as set forth on Exhibit B hereto (the "Transactions") which have resulted in the assignment of all of its rights under the Agreements to, and the assumption of all its obligations under the Agreements by, Assignee as of the date first set forth above; and

c.	The Trust has consented to such Transactions and to the assignment of the Agreements to Assignee, effective upon execution of this Agreement to acknowledge the ultimate results of such Transactions.

NOW THEREFORE, in consideration of the terms and conditions of the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows;

1.   Assignee hereby acknowledges that as a result of such Transactions all of Assignor's right, title and interest in and to the Agreements have been granted, sold, conveyed, transferred and delivered to Assignee.

2.   Assignee hereby acknowledges that as a result of such Transactions it has assumed and agreed to perform and to pay or discharge all future obligations and liabilities of Assignor described in the Agreements as if Assignee were a party to such Agreements in the place and stead of Assignor, and that Assignee has agreed to be liable to the Trust for any default or breach of any of the Agreements by Assignor which occurred prior to the date of execution, of this Agreement.

3.   The parties acknowledge that except as referred to herein, each provision of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the date first set forth above.

City National Rochdale LLC		CNI Charter Funds

By:	/s/ William Freeman	By:	/s/ Garrett D'Alessandro
	William Freeman		Garrett D'Alessandro
	Senior Vice President		President

EXHIBIT A
AGREEMENTS

•
Investment Management Agreement dated October 1, 2005, between the Trust and CCM Advisors, LLC, which was assigned to Assignor pursuant to Acknowledgement of Assignment and Assumption Agreement dated as of January 1, 2010

•	Investment Management Agreement dated April 1, 1999, between the Trust and City National Bank, which was assigned to Assignor pursuant to Assumption Agreement dated May 21, 2001
•	Shareholder Services Fee Limitation Agreement dated November 28, 2012, between the Trust and Assignor
•	Investment Manager Agreement dated May 16, 2011, between Assignor and SKBA Capital Management, LLC, on behalf of the Socially Responsible Equity Fund, a series of the Trust
•	Investment Sub-Advisory Agreement dated April 15, 2009, between Assignor and Guggenheim Investment Management, LLC
•	Investment Manager Agreement dated December 27, 2012, between Assignor and Boyd Watterson Asset Management, LLC, on behalf of the Full Maturity Fixed Income Fund, a series of the Trust
•	Expense Limitation and Reimbursement Agreement dated January 28, 2013, between the Trust and the Assignor
•	Shareholder Services Agreement dated January 1, 2011, between the Trust and the Assignor
•	Investment Manager Agreement dated May 16, 2011, between Assignor and SKBA Capital Management, LLC, on behalf of the Diversified Equity Fund, a series of the Trust
•	Investment Manager Agreement dated October 1, 2005, between CCM Advisors, LLC and Robert W. Baird & Co. Incorporated, on behalf of the AHA Full Maturity Fixed Income Fund, a series of the Trust

EXHIBIT B
SIMULTANEOUS TRANSACTIONS EFFECTING TRANSITION OF ASSIGNOR'S BUSINESS

•	Assignment of all assets of Assignor (the "Assets") to, and assumption of all liabilities of Assignor (the "Liabilities") by, City National Bank ("CNB");

•	Contribution of all such Assets of Assignor and all such Liabilities of Assignor from CNB to City National Rochdale Holdings LLC ("CNRH");

•	Contribution of all such Assets of Assignor and all such Liabilities of Assignor from CNRH to Assignee.